EXHIBIT 99(c)(2)


                      CHEYENNE SOFTWARE, INC.
                        3 Expressway Plaza
                  Roslyn Heights, New York  11577



                                                    October 1, 1996




Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788-7000

Attention:  Sanjay Kumar

Gentlemen:

     In connection with your consideration of a possible business combination transaction (a Transaction ) with Cheyenne Software, Inc.

(the  Company ), the Company and you expect to make available to one another from time to time certain nonpublic information concerning each other s respective business, financial condition, operations, assets and liabilities.  As a condition to such information being furnished to each party and such party s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants,

consultants, bankers and financial advisors) (collectively, Representatives ), each party agrees to treat any nonpublic information concerning the other party (whether prepared by the disclosing party,

its Representatives or otherwise and irrespective of the form of communication) which is furnished hereunder to a party or to its

Representatives now or in the future by or on behalf of the disclosing party (collectively referred to in this Agreement as the  Evaluation

Material ) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The parties acknowledge and agree that any existing confidentiality agreements between them related to technological issues shall not be affected by this Agreement and shall remain in full force and effect,

but in the case of a conflict between this Agreement and any such agreement with respect to information provided under this Agreement,

this Agreement shall govern, but only to the extent that it is more restrictive than such other agreement.

     (1)  Evaluation Material.  The term Evaluation Material also shall be deemed to include all notes, analyses, compilations, studies,

interpretations or other documents prepared by each party or its

Representatives which contain, reflect or are based upon, in whole or in part, the Evaluation Material furnished to such party or its Representatives pursuant to this Agreement. The term Evaluation

Material  does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this

Agreement by the receiving party or its Representatives, (ii) was within the receiving party s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party; provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual,

legal or fiduciary obligation of confidentiality to, the disclosing party or any other party, (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives; provided that such source was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other


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party with respect to such information, (iv) is disclosed by the disclosing party to a third party without a duty of confidentiality with respect to such information, or (v) is independently developed by the receiving party without use of Evaluation Material.

     (2)  Use of Evaluation Material.  Each party agrees that it and its Representatives shall use the other party s Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the disclosing party s Evaluation Material will be kept confidential and each party and its Representatives will not disclose or use for purposes other than the evaluation of a possible

Transaction any of the other party s Evaluation Material in any manner whatsoever; provided that any of such information may be disclosed to the receiving party s Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties (it being understood that such Representatives shall be informed by the receiving party of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this Agreement).  Each party agrees to be responsible for any breach of this Agreement by any of its Representatives.

     (3)  Non-Disclosure of Discussions.  In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible

Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof);

provided that a party may make such disclosure if in the opinion of such party s outside counsel, such disclosure is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such party s securities are listed or trade.  In such event, the disclosing party shall use its best efforts to give advance notice to the other party.

     (4)  Required Disclosure.  In the event that a party or its

Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party s Evaluation Material or any of the facts disclosure of which is prohibited under paragraph (3) of this Agreement, the party requested or required to make the disclosure shall provide the other party with prompt notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this

Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Representative should nonetheless, in the opinion of such party s or (in the case of disclosure requested or required of a Representative) such Representative s outside counsel, disclose the other party s Evaluation

Material, the party requested or required to make the disclosure or its

Representative may, without liability hereunder, disclose only that portion of the other party s Evaluation Material which such counsel advises is legally required to be disclosed; provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the other party s Evaluation

Material, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party s

Evaluation Material.

     (5)  Termination of Discussions.  If either party decides that it does not wish to proceed with negotiating a Transaction with the other party, the party so deciding will promptly inform the other party of that decision.  In that case, or at any time upon the request of either disclosing party for any reason, each receiving party will promptly deliver to the disclosing party or, at the option of the receiving party, destroy all written (and electronic) Evaluation Material (and all copies thereof and extracts therefrom) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation

Material prepared by the requesting party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the other party.  Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

     (6)  No Representation of Accuracy.  Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it.

Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party s Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     (7)  Definitive Agreements.  Each party understands and agrees that no contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered.

Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this

Agreement except for the matters specifically agreed to herein.  For purposes of this paragraph, the term definitive agreement does not include an executed letter of intent or any other preliminary written agreement.  Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide

Evaluation Material to the receiving party under this Agreement, to reject any and all proposals made by the other party or any of its

Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time.

     (8)  Injunctive Relief.  It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this

Agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.

Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

     (9)  Waiver; Invalidity.  It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. In case any provision of this Agreement shall be invalid,

illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon it shall become our binding agreement to be governed by New York law.

                                             Very truly yours,

                                             CHEYENNE SOFTWARE, INC.



                                         By:/s/ ReiJane Huai
                                              --------------------

                                              Name:  ReiJane Huai

                                              Title: Chairman and Chief

                                                   Executive Officer


Accepted and Agreed as of
 the date first written above:

COMPUTER ASSOCIATES INTERNATIONAL, INC.


By: /s/ Sanjay Kumar
   --------------------------
     Name:  Sanjay Kumar
     Title:  President and Chief Operating Officer